FORM OF AMENDMENT TO

SENIOR LENDING AGREEMENT TO

ADD BANKS OR OTHER FINANCIAL INSTITUTIONS

Amendment No. 2 to Senior Lending Agreement

This Amendment to that certain Amended and Restated Senior Lending Agreement dated as of May 31, 2007, a copy of which is attached hereto (hereinafter referred to as the “Senior Lending Agreement”) is made as of October 18, 2007 by and between all banks or other financial institutions which are, as of the date hereof, parties to such Senior Lending Agreement; Pioneer Financial Services, Inc. (hereinafter referred to as “Pioneer”) certain of its Subsidiaries and SolutionsBank, a Kansas corporation with offices located at Overland Park, KS (hereinafter referred to as “New Bank”).

WHEREAS, Pioneer has requested New Bank to extend credit to it and New Bank is willing to extend such credit; and

WHEREAS, Pioneer is prohibited from receiving credit from New Bank unless New Bank becomes a party to the Senior Lending Agreement; and

WHEREAS, New Bank desires to become a party to the Senior Lending Agreement.

NOW, THEREFORE, in consideration of the mutual agreement of the parties hereto and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by and between Pioneer, New Bank and all of the banks and financial institutions which are presently parties to the Senior Lending Agreement as follows:

1.         The Senior Lending Agreement is hereby amended pursuant to Section XI thereof to add New Bank as a party thereto on the eleventh (11th) business day following delivery by Pioneer of a copy hereof executed by both Pioneer and New Bank to each of the banks and financial institutions which are presently parties to the Senior Lending Agreement if none of the said banks or financial institutions objects to New Bank becoming a party to the Senior Lending Agreement.

2.         Upon the effective date hereof which shall be determined by paragraph 2 of Section XI of the Senior Lending Agreement, New Bank agrees to be bound by all terms and conditions of the Senior Lending Agreement and further agrees that all credit which is extended by New Bank to Pioneer shall be subject to all terms and agreements of the Senior Lending Agreement.

3.         Section 1 of the Senior Lending Agreement is hereby amended to add a new paragraph numbered 39 which shall state the following: “SolutionsBank” shall mean SolutionsBank, of Overland Park, KS.”

4.         Paragraph 6 of Section I of the Senior Lending Agreement is hereby amended to add New Bank within the definition of “Banks”.

5.         Paragraph 1 of Section XIV of the Senior Lending Agreement is hereby amended to add the following:

“SolutionsBank

Attention: Norm Messner

7401 W 135th Street

Overland Park, KS 66223”

6.         All terms of the Senior Lending Agreement, unless expressly amended hereby, shall remain in full force and effect as if this Amendment had not been adopted.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Senior Lending Agreement as of the day and year first above written.

PIONEER FINANCIAL SERVICES, INC. a Missouri corporation

By:	/s/ Laura V. Stack
Name:	Laura Stack
Title:	CFO

SolutionsBank, a Kansas corporation

By:	/s/ Norm Messner
Norm Messner
Senior Vice President